Exhibit 99.1

Investor Relations Contact:
Erik Yohe
214-525-4634
eyohe@hilltop-holdings.com

Hilltop Holdings Inc. Announces Financial Results for First Quarter 2023

DALLAS — (BUSINESS WIRE) April 20, 2023 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”) today announced financial results for the first quarter 2023. Hilltop produced income to common stockholders of $25.8 million, or $0.40 per diluted share, for the first quarter of 2023, compared to $22.3 million, or $0.28 per diluted share, for the first quarter of 2022. Hilltop’s financial results for the first quarter of 2023 included significant decreases in year-over-year mortgage origination segment net gains from sales of loans and other mortgage production income, increases in net revenues within certain of the broker-dealer segment’s business lines, and an increase in net interest income within the banking segment.

Hilltop also announced that its Board of Directors declared a quarterly cash dividend of $0.16 per common share, payable on May 25, 2023, to all common stockholders of record as of the close of business on May 10, 2023. Additionally, during the first quarter of 2023, Hilltop paid $4.5 million to repurchase an aggregate of 144,403 shares of its common stock at an average price of $31.15 per share pursuant to the 2023 stock repurchase program. These shares were returned to the pool of authorized but unissued shares of common stock.

Headwinds beginning in 2022, including the impact of tight housing inventories on mortgage volumes, declining deposit balances, rapid increases in market interest rates and a declining economic forecast have had, and are expected to continue to have, an adverse impact on our operating results during 2023. The impacts of such headwinds in 2023 remain uncertain and will depend on developments outside of our control, including, among others, timing and significance of further changes in U.S. treasury yields and mortgage interest rates, exposure to increasing funding costs, inflationary pressures associated with compensation, occupancy and software costs and labor market conditions, the Russian-Ukraine conflict and its impact on supply chains, and disruptions to the economy and the U.S. banking system caused by recent bank failures.

Jeremy B. Ford, President and CEO of Hilltop, said “In the face of heightened stress within the banking landscape, Hilltop’s prudent and long-term oriented management of our balance sheet provided our customers and stockholders with confidence given our excess capital levels and robust liquidity position. We will continue to prioritize the health and soundness of our balance sheet through this economic cycle. I want to thank our management teams across Hilltop for their judicious management of liquidity, capital and expenses leading up to this quarter.

“During the first quarter of 2023, PlainsCapital Bank benefited from an increase in interest income due to the higher interest rate environment, while actively managing the rising cost of deposits to maintain current net interest margin levels. PrimeLending continues to be negatively impacted by compression in its gain-on-sale margin and a decline in mortgage loan origination volume. Finally, HilltopSecurities’ net revenue growth was driven by higher interest rates on sweep deposit balances and an increase in trading gains within its structured finance and fixed income services business lines.”

First Quarter 2023 Highlights for Hilltop:

●	The provision for credit losses was $2.3 million during the first quarter of 2023, compared to a provision for credit losses of $3.6 million in the fourth quarter of 2022 and a provision for credit losses of $0.1 million in the first quarter of 2022;
o	The provision for credit losses during the first quarter of 2023 reflected a build in the allowance related to loan portfolio changes since the prior quarter, offset by an updated economic outlook with a mild U.S. recession from fourth quarter of 2023 and recovery from the third quarter of 2024 compared to prior quarter’s U.S. recession assumption during the last three quarters of 2023.

●	For the first quarter of 2023, net gains from sale of loans and other mortgage production income and mortgage loan origination fees within our mortgage origination segment was $68.7 million, compared to $143.0 million in the first quarter of 2022, a 51.9% decrease;
o	Mortgage loan origination production volume was $1.7 billion during the first quarter of 2023, compared to $3.8 billion in the first quarter of 2022;
o	Net gains from mortgage loans sold to third parties decreased to 193 basis points during the first quarter of 2023, compared to 211 basis points in the fourth quarter of 2022.
●	Hilltop’s consolidated annualized return on average assets and return on average stockholders’ equity for the first quarter of 2023 were 0.69% and 5.12%, respectively, compared to 0.53% and 3.60%, respectively, for the first quarter of 2022;
●	Hilltop’s book value per common share increased to $31.63 at March 31, 2023, compared to $31.49 at December 31, 2022;
●	Hilltop’s total assets were $17.0 billion and $16.3 billion at March 31, 2023 and December 31, 2022, respectively;
●	Loans[1], net of allowance for credit losses, were $7.7 billion and $7.6 billion at March 31, 2023 and December 31, 2022, respectively;
●	Non-performing loans were $27.4 million, or 0.30% of total loans, at March 31, 2023, compared to $30.3 million, or 0.33% of total loans, at December 31, 2022;
●	Loans held for sale increased by 5.9% from December 31, 2022 to $1.0 billion at March 31, 2023;
●	Total deposits were $11.1 billion and $11.3 billion at March 31, 2023 and December 31, 2022, respectively;
●	Hilltop maintained strong capital levels[2] with a Tier 1 Leverage Ratio[3] of 11.82% and a Common Equity Tier 1 Capital Ratio of 17.99% at March 31, 2023;
●	Hilltop’s consolidated net interest margin[4] increased to 3.28% for the first quarter of 2023, compared to 3.23% in the fourth quarter of 2022;
●	For the first quarter of 2023, noninterest income was $162.5 million, compared to $216.4 million in the first quarter of 2022, a 24.9% decrease;
●	For the first quarter 2023, noninterest expense was $250.5 million, compared to $286.4 million in the first quarter of 2022, a 12.5% decrease; and
●	Hilltop’s effective tax rate was 11.6% during the first quarter of 2023, compared to 19.4% during the same period in 2022.
o	The effective tax rate for the first quarter of 2023 was lower than the applicable statutory rate primarily due to the impacts of excess tax benefits on share-based payment awards, investments in tax-exempt instruments and changes in accumulated tax reserves, partially offset by nondeductible expenses.

1  “Loans” reflect loans held for investment excluding broker-dealer margin loans, net of allowance for credit losses, of $360.6 million and $431.0 million at March 31, 2023 and December 31, 2022, respectively.

2  Capital ratios reflect Hilltop’s decision to elect the transition option as issued by the federal banking regulatory agencies in March 2020 that permits banking institutions to mitigate the estimated cumulative regulatory capital effects from CECL over a five-year transitionary period.

3  Based on the end of period Tier 1 capital divided by total average assets during the quarter, excluding goodwill and intangible assets.

4  Net interest margin is defined as net interest income divided by average interest-earning assets.

Consolidated Financial and Other Information

Consolidated Balance Sheets	March 31,	December 31,	September 30,	June 30,	March 31,
(in 000's)	2023	2022	2022	2022	2022
Cash and due from banks	$1,764,081	$1,579,512	$1,777,584	$1,783,554	$2,886,812
Federal funds sold	743	650	663	381	383
Assets segregated for regulatory purposes	36,199	67,737	109,358	120,816	128,408
Securities purchased under agreements to resell	144,201	118,070	145,365	139,929	256,991
Securities:
Trading, at fair value	692,908	755,032	641,864	593,273	471,763
Available for sale, at fair value, net (1)	1,641,571	1,658,766	1,584,724	1,562,222	1,462,340
Held to maturity, at amortized cost, net (1)	862,280	875,532	889,452	920,583	953,107
Equity, at fair value	231	200	209	197	225
	3,196,990	3,289,530	3,116,249	3,076,275	2,887,435
Loans held for sale	1,040,138	982,616	1,003,605	1,491,579	1,643,994
Loans held for investment, net of unearned income	8,192,846	8,092,673	7,944,246	7,930,619	7,797,903
Allowance for credit losses	(97,354)	(95,442)	(91,783)	(95,298)	(91,185)
Loans held for investment, net	8,095,492	7,997,231	7,852,463	7,835,321	7,706,718

Broker-dealer and clearing organization receivables	1,560,246	1,038,055	1,255,052	1,049,830	1,610,352
Premises and equipment, net	180,132	184,950	191,423	195,361	198,906
Operating lease right-of-use assets	100,122	102,443	103,099	106,806	108,180
Mortgage servicing assets	103,314	100,825	156,539	121,688	100,475
Other assets	529,438	518,899	624,235	513,570	546,622
Goodwill	267,447	267,447	267,447	267,447	267,447
Other intangible assets, net	10,544	11,317	12,209	13,182	14,233
Total assets	$17,029,087	$16,259,282	$16,615,291	$16,715,739	$18,356,956

Deposits:
Noninterest-bearing	$3,807,878	$3,968,862	$4,546,816	$4,601,643	$4,694,592
Interest-bearing	7,289,269	7,346,887	6,805,198	7,319,143	7,972,110
Total deposits	11,097,147	11,315,749	11,352,014	11,920,786	12,666,702
Broker-dealer and clearing organization payables	1,383,317	966,470	1,176,156	934,818	1,397,836
Short-term borrowings	1,572,794	970,056	942,309	822,649	835,054
Securities sold, not yet purchased, at fair value	51,497	53,023	99,515	135,968	97,629
Notes payable	376,410	346,654	390,354	389,722	395,479
Operating lease liabilities	122,878	126,759	120,635	124,406	125,919
Other liabilities	341,246	417,042	475,425	329,987	347,742
Total liabilities	14,945,289	14,195,753	14,556,408	14,658,336	15,866,361

Common stock	650	647	646	646	794
Additional paid-in capital	1,044,774	1,046,331	1,043,605	1,039,261	1,275,649
Accumulated other comprehensive loss	(125,461)	(133,531)	(119,864)	(95,279)	(80,565)
Retained earnings	1,136,901	1,123,636	1,107,586	1,085,208	1,267,415
Deferred compensation employee stock trust, net	446	481	479	695	744
Employee stock trust	(599)	(640)	(641)	(954)	(104)
Total Hilltop stockholders' equity	2,056,711	2,036,924	2,031,811	2,029,577	2,463,933
Noncontrolling interests	27,087	26,605	27,072	27,826	26,662
Total stockholders' equity	2,083,798	2,063,529	2,058,883	2,057,403	2,490,595
Total liabilities & stockholders' equity	$17,029,087	$16,259,282	$16,615,291	$16,715,739	$18,356,956

(1)	At March 31, 2023, the amortized cost of the available for sale securities portfolio was $1,758,339, while the fair value of the held to maturity securities portfolio was $785,380.

	Three Months Ended
Consolidated Income Statements	March 31,	December 31,	September 30,	June 30,	March 31,
(in 000's, except per share data)	2023	2022	2022	2022	2022
Interest income:
Loans, including fees	$123,379	$117,906	$109,165	$98,728	$90,408
Securities borrowed	17,068	14,162	10,938	10,498	8,817
Securities:
Taxable	25,602	23,293	19,642	17,288	15,581
Tax-exempt	3,188	3,002	2,451	2,141	2,419
Other	22,190	21,611	14,276	6,478	2,312
Total interest income	191,427	179,974	156,472	135,133	119,537

Interest expense:
Deposits	35,824	28,238	12,525	5,456	4,193
Securities loaned	15,346	13,179	9,407	8,512	7,472
Short-term borrowings	12,444	10,278	5,550	3,020	2,045
Notes payable	3,853	3,988	3,907	3,809	4,437
Other	2,255	849	1,597	2,280	1,399
Total interest expense	69,722	56,532	32,986	23,077	19,546

Net interest income	121,705	123,442	123,486	112,056	99,991
Provision for (reversal of) credit losses	2,331	3,638	(780)	5,336	115
Net interest income after provision for (reversal of) credit losses	119,374	119,804	124,266	106,720	99,876

Noninterest income:
Net gains from sale of loans and other mortgage production income	39,966	35,949	57,998	97,543	110,894
Mortgage loan origination fees	28,777	35,198	39,960	42,378	32,062
Securities commissions and fees	31,223	33,143	34,076	34,757	37,146
Investment and securities advisory fees and commissions	26,848	30,661	35,031	32,002	29,705
Other	35,680	34,833	39,910	32,593	6,621
Total noninterest income	162,494	169,784	206,975	239,273	216,428

Noninterest expense:
Employees' compensation and benefits	167,817	167,892	200,450	205,327	200,019
Occupancy and equipment, net	22,865	23,077	25,041	24,231	24,766
Professional services	10,697	11,555	10,631	16,246	10,063
Other	49,091	50,844	52,616	52,739	51,502
Total noninterest expense	250,470	253,368	288,738	298,543	286,350

Income before income taxes	31,398	36,220	42,503	47,450	29,954
Income tax expense	3,630	9,642	9,249	12,127	5,815
Net income	27,768	26,578	33,254	35,323	24,139
Less: Net income attributable to noncontrolling interest	1,968	1,022	1,186	2,063	1,889
Income attributable to Hilltop	$25,800	$25,556	$32,068	$33,260	$22,250

Earnings per common share:
Basic:	$0.40	$0.40	$0.50	$0.45	$0.28
Diluted:	$0.40	$0.39	$0.50	$0.45	$0.28

Cash dividends declared per common share	$0.16	$0.15	$0.15	$0.15	$0.15

Weighted average shares outstanding:
Basic	64,901	64,602	64,552	73,693	79,114
Diluted	64,954	64,779	64,669	73,838	79,356

	Three Months Ended March 31, 2023
Segment Results			Mortgage		All Other and	Hilltop
(in 000's)	Banking	Broker-Dealer	Origination	Corporate	Eliminations	Consolidated
Net interest income (expense)	$104,770	$13,863	$(4,208)	$(3,322)	$10,602	$121,705
Provision for (reversal of) credit losses	1,600	731	—	—	—	2,331
Noninterest income	11,190	90,635	68,829	2,704	(10,864)	162,494
Noninterest expense	56,127	90,345	88,753	15,513	(268)	250,470
Income (loss) before taxes	$58,233	$13,422	$(24,132)	$(16,131)	$6	$31,398

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Selected Financial Data	2023	2022	2022	2022	2022

Hilltop Consolidated:
Return on average stockholders' equity	5.12%	4.99%	6.26%	5.82%	3.60%
Return on average assets	0.69%	0.63%	0.79%	0.80%	0.53%
Net interest margin (1)	3.28%	3.23%	3.19%	2.75%	2.36%
Net interest margin (taxable equivalent) (2):
As reported	3.28%	3.24%	3.20%	2.76%	2.37%
Impact of purchase accounting	6 bps	7 bps	8 bps	8 bps	7 bps
Book value per common share ($)	31.63	31.49	31.46	31.43	31.02
Shares outstanding, end of period (000's)	65,023	64,685	64,591	64,576	79,439
Dividend payout ratio (3)	40.25%	37.92%	30.19%	33.33%	53.57%

Banking Segment:
Net interest margin (1)	3.40%	3.42%	3.42%	2.97%	2.65%
Net interest margin (taxable equivalent) (2):
As reported	3.41%	3.43%	3.43%	2.98%	2.65%
Impact of purchase accounting	7 bps	8 bps	10 bps	10 bps	8 bps
Accretion of discount on loans ($000's)	1,870	2,173	2,858	3,011	2,510
Net recoveries (charge-offs) ($000's)	(419)	21	(2,735)	(1,223)	(282)
Return on average assets	1.44%	1.31%	1.41%	1.09%	0.98%
Fee income ratio	9.6%	9.8%	9.9%	11.0%	12.2%
Efficiency ratio	48.4%	48.9%	48.9%	50.4%	55.7%
Employees' compensation and benefits ($000's)	32,681	34,526	35,934	33,554	33,517

Broker-Dealer Segment:
Net revenue ($000's) (4)	104,498	106,919	114,184	100,229	72,209
Employees' compensation and benefits ($000's)	62,429	60,552	70,274	64,494	55,825
Variable compensation expense ($000's)	30,821	32,042	42,567	37,471	26,625
Compensation as a % of net revenue	59.7%	56.6%	61.5%	64.3%	77.3%
Pre-tax margin (5)	12.8%	18.5%	15.3%	9.1%	(11.9)%

Mortgage Origination Segment:
Mortgage loan originations - volume ($000's):
Home purchases	1,607,330	1,895,731	2,832,136	3,342,103	2,753,031
Refinancings	125,423	147,511	211,075	467,117	1,011,452
Total mortgage loan originations - volume	1,732,753	2,043,242	3,043,211	3,809,220	3,764,483
Mortgage loan sales - volume ($000's)	1,661,521	2,038,990	3,419,950	3,872,935	3,868,596
Net gains from mortgage loan sales (basis points):
Loans sold to third parties	193	211	227	260	321
Impact of loans retained by banking segment	(7)	(19)	(9)	(7)	(9)
As reported	186	192	218	253	312
Mortgage servicing rights asset ($000's) (6)	103,314	100,825	156,539	121,688	100,475
Employees' compensation and benefits ($000's)	62,355	64,940	86,079	100,206	102,748
Variable compensation expense ($000's)	25,573	26,724	44,312	56,525	56,243

(1)	Net interest margin is defined as net interest income divided by average interest-earning assets.
(2)	Net interest margin (taxable equivalent), a non-GAAP measure, is defined as taxable equivalent net interest income divided by average interest-earning assets. Taxable equivalent adjustments are based on the applicable 21% federal income tax rate for all periods presented. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. The taxable equivalent adjustments to interest income for Hilltop (consolidated) were $0.1 million, $0.3 million, $0.4 million, $0.4 million and $0.5 million, respectively, for the periods presented and for the banking segment were $0.2 million for each of the periods presented.
(3)	Dividend payout ratio is defined as cash dividends declared per common share divided by basic earnings per common share.
(4)	Net revenue is defined as the sum of total broker-dealer net interest income and total broker-dealer noninterest income.
(5)	Pre-tax margin is defined as income before income taxes divided by net revenue.
(6)	Reported on a consolidated basis and therefore does not include mortgage servicing rights assets related to loans serviced for the banking segment, which are eliminated in consolidation.

	March 31,	December 31,	September 30,	June 30,	March 31,
Capital Ratios	2023	2022	2022	2022	2022
Tier 1 capital (to average assets):
PlainsCapital	10.69%	10.26%	10.29%	9.67%	9.74%
Hilltop	11.82%	11.47%	11.41%	10.53%	12.46%
Common equity Tier 1 capital (to risk-weighted assets):
PlainsCapital	14.97%	14.98%	14.68%	14.65%	15.37%
Hilltop	17.99%	18.23%	17.45%	17.24%	21.27%
Tier 1 capital (to risk-weighted assets):
PlainsCapital	14.97%	14.98%	14.68%	14.65%	15.37%
Hilltop	17.99%	18.23%	17.45%	17.24%	21.27%
Total capital (to risk-weighted assets):
PlainsCapital	15.94%	15.91%	15.54%	15.55%	16.18%
Hilltop	20.75%	20.98%	20.07%	19.90%	23.85%

	March 31,	December 31,	September 30,	June 30,	March 31,
Non-Performing Assets Portfolio Data	2023	2022	2022	2022	2022
Loans accounted for on a non-accrual basis ($000's):
Commercial real estate	1,973	4,269	4,735	4,947	6,153
Commercial and industrial	10,807	9,095	12,078	13,315	18,486
Construction and land development	199	198	1	1	1
1-4 family residential	14,387	15,941	16,968	16,542	18,723
Consumer	12	14	16	19	21
Broker-dealer	—	—	—	—	—
	27,378	29,517	33,798	34,824	43,384
Troubled debt restructurings included in accruing loans held for investment ($000's) (1)	—	803	825	857	890
Non-performing loans ($000's) (1)	27,378	30,320	34,623	35,681	44,274

Non-performing loans as a % of total loans ($000's) (1)	0.30%	0.33%	0.39%	0.38%	0.47%

Other real estate owned ($000's)	3,202	2,325	1,637	1,516	2,175

Other repossessed assets ($000's)	—	—	—	—	—

Non-performing assets ($000's) (1)	30,580	32,645	36,260	37,197	46,449

Non-performing assets as a % of total assets ($000's) (1)	0.18%	0.20%	0.22%	0.22%	0.25%

Loans past due 90 days or more and still accruing ($000's) (2)	114,523	92,099	96,532	82,410	87,489

(1)	Effective January 1, 2023, we adopted Accounting Standards Update (“ASU”) 2022-02 which eliminated the recognition and measurement guidance on troubled debt restructurings for creditors. Therefore, we no longer present troubled debt restructurings as a component of non-performing loans and assets.
(2)	Loans past due 90 days or more and still accruing were primarily comprised of loans held for sale and guaranteed by U.S. government agencies, including loans that are subject to repurchase, or have been repurchased, by PrimeLending.

	Three Months Ended March 31,
	2023			2022
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned	Yield or	Outstanding	Earned	Yield or
Net Interest Margin (Taxable Equivalent) Details (1)	Balance	or Paid	Rate	Balance	or Paid	Rate
Assets
Interest-earning assets
Loans held for sale	$815,393	$10,724	5.26%	$1,467,998	$11,966	3.26%
Loans held for investment, gross (2)	7,894,668	112,655	5.79%	7,839,047	78,442	4.06%
Investment securities - taxable	2,813,734	25,602	3.64%	2,768,849	15,581	2.25%
Investment securities - non-taxable (3)	412,543	3,286	3.19%	324,084	2,888	3.56%
Federal funds sold and securities purchased under agreements to resell	163,601	2,368	5.87%	157,313	136	0.35%
Interest-bearing deposits in other financial institutions	1,480,323	16,116	4.42%	3,116,369	1,427	0.19%
Securities borrowed	1,419,797	17,068	4.81%	1,455,166	8,817	2.42%
Other	63,219	3,706	23.77%	54,602	750	5.57%
Interest-earning assets, gross (3)	15,063,278	191,525	5.16%	17,183,428	120,007	2.83%
Allowance for credit losses	(97,060)			(92,239)
Interest-earning assets, net	14,966,218			17,091,189
Noninterest-earning assets	1,336,908			1,401,584
Total assets	$16,303,126			$18,492,773

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$7,239,556	$35,824	2.01%	$8,201,824	$4,193	0.21%
Securities loaned	1,323,857	15,346	4.70%	1,371,816	7,472	2.21%
Notes payable and other borrowings	1,490,075	18,552	5.05%	1,249,222	7,881	2.56%
Total interest-bearing liabilities	10,053,488	69,722	2.81%	10,822,862	19,546	0.73%
Noninterest-bearing liabilities
Noninterest-bearing deposits	3,789,757			4,507,661
Other liabilities	390,107			631,790
Total liabilities	14,233,352			15,962,313
Stockholders’ equity	2,043,157			2,504,383
Noncontrolling interest	26,617			26,077
Total liabilities and stockholders' equity	$16,303,126			$18,492,773

Net interest income (3)		$121,803			$100,461
Net interest spread (3)			2.35%			2.10%
Net interest margin (3)			3.28%			2.37%

(1)	Information presented on a consolidated basis.
(2)	Average balance includes non-accrual loans.
(3)	Presented on a taxable-equivalent basis with annualized taxable equivalent adjustments based on the applicable 21% federal income tax rate for the periods presented. The adjustment to interest income was $0.1 million and $0.5 million for the three months ended March 31, 2023 and 2022, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 8:00 AM Central (9:00 AM Eastern) on Friday, April 21, 2023. Hilltop President and CEO Jeremy B. Ford and Hilltop CFO William B. Furr will review first quarter 2023 financial results. Interested parties can access the conference call by dialing 1-833-470-1428 (United States), 1-833-950-0062 (Canada) or 1-929-526-1599 (all other locations) and then using the access code 485855. The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Its primary line of business is to provide business and consumer banking services from offices located throughout Texas through PlainsCapital Bank. PlainsCapital Bank’s wholly owned subsidiary, PrimeLending, provides residential mortgage lending throughout the United States. Hilltop Holdings’ broker-dealer subsidiaries, Hilltop Securities Inc. and Momentum Independent Network Inc., provide a full complement of securities brokerage, institutional and investment banking services in addition to clearing services and retail financial advisory. At March 31, 2023, Hilltop employed approximately 4,100 people and operated approximately 355 locations in 47 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com, PlainsCapital.com, PrimeLending.com and HilltopSecurities.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning such things as our plans, objectives, strategies, expectations, intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “building,” “continue,” “could,” “drive,” “estimates,” “expects,” “extent,” “focus,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “position,” “probable,” “progressing,” “projects,” “prudent,” “seeks,” “should,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: (i) the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (ii) effectiveness of our data security controls in the face of cyber attacks; (iii) changes in general economic, market and business conditions in areas or markets where we compete, including changes in the price of crude oil; (iv) changes in the interest rate environment; (v) risks associated with concentration in real estate related loans; and (vi) disruptions to the economy and the U.S. banking system caused by recent bank failures, risks associated with uninsured deposits and responsive measures by federal or state governments or banking regulators, including increases in the cost of our deposit insurance assessments. For further discussion of such factors, see the risk factors described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other reports that are filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.